Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: January 30, 2014
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Lorrie Paul Crum
PHONE: 724-539-6792
KENNAMETAL ANNOUNCES FISCAL SECOND QUARTER 2014 RESULTS
-    Organic sales growth of 2 percent
- Reported EPS of $0.30; adjusted EPS of $0.52
-    Year-to-date operating cash flow of $85 million
-   ATI's Tungsten Materials Business acquisition closed November 4, 2013
LATROBE, Pa., (January 30, 2014) – Kennametal Inc. (NYSE: KMT) today reported results for the fiscal second quarter 2014, with earnings per diluted share (EPS) of $0.30, compared with the prior year quarter EPS of $0.52. The current quarter adjusted EPS were $0.52, absent operating results of the Tungsten Materials Business (TMB) acquired from ATI, acquisition-related charges, restructuring charges and tax repatriation expense.
“Kennametal reported solid profitability although margin expansion lagged top-line growth this quarter,” said Kennametal Chairman, President and Chief Executive Officer Carlos Cardoso. “With the resumption of growth in our industrial markets, we are dedicating greater resources to serving customers as demand increases.  It remains our goal to ensure sustainable growth and expand our through-the-cycle margin levels, just as we demonstrated during the prior growth cycle.”
Cardoso added, "During the December quarter, we also completed our recently announced acquisition of the Tungsten Materials Business.  This transaction represents a highly complementary fit with Kennametal in product portfolio, strategic assets and talent base.  We will continue to focus on bringing productivity improvements and outstanding service to our customers, which now include those from the acquired business.  As we move forward, we remain committed to executing our strategies and maximizing margin expansion opportunities to deliver shareholder value.”
Fiscal 2014 Second Quarter Key Developments

•
Sales were $690 million, compared with $633 million in the same quarter last year. Sales increased by 9 percent, reflecting a 2 percent organic increase and a 7 percent increase from the TMB acquisition.

•
Operating income was $50 million, compared with $66 million in the same quarter last year. Excluding TMB operating results, acquisition-related charges and restructuring charges, adjusted operating income was $62 million. The decrease in adjusted operating income primarily reflects higher employment and related costs, partially offset by favorable effects of organic growth and lower raw material costs. Operating margin was 7.2 percent and adjusted operating margin was 9.6 percent, compared with an operating margin of 10.5 percent in the prior year.

•
The effective tax rate was 40.8 percent in the quarter, compared with 26.4 percent in the prior year. The increase was primarily driven by tax expense of $7 million related to the repatriation of certain overseas cash. The impact of this charge was partially offset by a lower relative U.S. current year earnings contribution compared with the rest of the world, where tax rates are lower.

•
On November 4, 2013, the company acquired TMB for approximately $607 million. The acquired business brings industry-leading tungsten carbide production wear products and recycling capabilities, as well as a tooling and product portfolio with a strong position in the aerospace, energy and process industries.

•
Related to the acquisition, Kennametal intends to undertake restructuring actions and expects to incur pre-tax charges of approximately $40 million to $50 million within the next three years. Pre-tax restructuring and related charges of $2 million were recorded in the current quarter. Kennametal expects to generate annual savings of approximately $35 million to $45 million once these initiatives are fully implemented.

•	EPS were $0.30, compared with the prior year quarter EPS of $0.52. Adjusted EPS were $0.52. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

Second Quarter FY 2014
Reported EPS	$0.30
TMB operating results (two months):
TMB base operating results	—
TMB purchase accounting	0.09
Acquisition-related charges	0.02
Restructuring and related charges	0.02
Tax repatriation expense	0.09
Adjusted EPS	$0.52

•	Adjusted return on invested capital (ROIC) was 8.1 percent as of December 31, 2013.

•
Year-to-date, the company generated $85 million in cash flow from operating activities, compared with $54 million in the prior year period. Net capital expenditures were $48 million and $34 million for the six months ended December 31, 2013 and 2012, respectively. The company realized free operating cash flow of $36 million compared with $21 million for the same period last year.

Segment Developments for the Fiscal 2014 Second Quarter

•
Industrial segment sales of $371 million increased 10 percent from $336 million in the prior year quarter. This increase was due to 6 percent organic growth and 5 percent growth related to the acquisition of TMB, partially offset by a 1 percent decline due to fewer business days. Excluding TMB, sales increased by 8 percent in transportation and 7 percent in general engineering, 5 percent in energy and 2 percent in aerospace and defense. Transportation market benefited from increased demand in the light vehicle markets in Europe, U.S. and China and general engineering increased due to improvements in demand from distribution channels. Energy sales reflected increased activity in industrial applications. Sales increased in all geographies. On a regional basis sales increased 12 percent in Asia, 7 percent in Europe and 2 percent in the Americas.

•
Industrial segment operating income was $33 million compared with $41 million in the prior year. Industrial operating income was reduced by the effects of TMB purchase accounting, acquisition-related charges and restructuring charges. Industrial adjusted operating margin was 11.6 percent compared with 12.1 percent in the prior year.

•
Infrastructure segment sales of $319 million increased 7 percent from $297 million in the prior year. The increase was driven by 10 percent growth related to the TMB acquisition, partially offset by a 2 percent organic decline and 1 percent unfavorable impact from fewer business days. Excluding TMB, sales increased by 1 percent in energy and 1 percent in general engineering, offset by decreases of 12 percent in transportation and 5 percent in earthworks. Earthworks sales decreased due to persistently weak underground coal mining markets in the U.S. and China, partially offset by continued strength globally in highway construction sales. Energy sales were slightly positive year over year reflecting some improvement in oil and gas drilling activity in the U.S., coupled with gains in production, completion and process applications. On a regional basis sales grew 8 percent in Europe, offset by decreases of 7 percent in the Americas and 4 percent in Asia.

•
Infrastructure segment operating income was $19 million, compared with $28 million in the same quarter of the prior year. Infrastructure operating income was negatively impacted by TMB purchase accounting, acquisition-related charges and restructuring charges. Infrastructure adjusted operating margin was 7.8 percent compared with 9.4 percent in the prior year.

As previously disclosed, segment results were restated for certain sales reclassifications based on products and technologies.

Fiscal 2014 First Half Key Developments

•
Sales were $1,310 million, compared with $1,263 million in the same period last year. Sales increased by 4 percent, driven by 4 percent growth related to the TMB acquisition and 1 percent organic growth, partially offset by a 1 percent decline due to fewer business days.

•
Operating income was $109 million, compared with $131 million in the same period last year. Excluding TMB operating loss of $8 million and acquisition-related charges and restructuring charges of $5 million, adjusted operating income was $122 million, and included a non-recurring inventory charge of approximately $6 million. Operating margin was 8.3 percent and adjusted operating margin was 9.6 percent, compared with an operating margin of 10.4 percent in the prior year.

•	EPS were $0.78, compared with the prior year period EPS of $1.09. Adjusted EPS was $1.01. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

First Half FY 2014
Reported EPS	$0.78
TMB operating results (two months):
TMB base operating results	—
TMB purchase accounting	0.09
Acquisition-related charges	0.03
Restructuring and related charges	0.02
Tax repatriation expense	0.09
Adjusted EPS	$1.01
Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook
Kennametal updated its full-year outlook for fiscal year 2014 to reflect the results of the TMB acquisition, which include the impact of transaction costs and purchase accounting.  Also, the company lowered its organic sales growth forecast due to a slower than anticipated rebound in the company's served end markets globally in the oil and gas markets, as well as still weak conditions in underground mining in the U.S. and China. However, the company remains confident regarding customer demand growth projected in its served industrial end markets and distribution channels.  Based on the revised forecast, Kennametal expects its Industrial segment to continue realizing strong growth, while sales volumes remain weak in its Infrastructure segment.

The company now expects fiscal 2014 total sales growth in the range of 12 to 13 percent. TMB is estimated to contribute 7 to 9 percent sales growth. Organic sales growth is projected to range from 2 to 4 percent. Previously, the company had forecast total sales growth ranging from 5 to 7 percent, with organic sales growth ranging from 4 to 6 percent.
Based on the revision, the company has reduced its EPS guidance for fiscal 2014 to range from $2.60 to $2.75, compared with previous expectation of $2.90 to $3.05. These ranges exclude the impact of the TMB acquisition and related items.
Regarding the TMB acquisition, the company expects that it will be dilutive to earnings per share in the range of $0.32 to $0.36 per share for fiscal 2014, as detailed below.

Fiscal Year 2014 TMB EPS Impact:
TMB base operations	$0.10 - $0.15
TMB purchase accounting:
Inventory step-up	($0.14 - $0.14)
Depreciation and amortization related to fixed and intangible asset step-up and acquisition-related charges	($0.09 - $0.13)
Restructuring and related charges	($0.10 - $0.15)
Tax repatriation expense	($0.09 - $0.09)
($0.32 - $0.36)
The company now expects to generate cash flow from operations between $280 million and $310 million for fiscal 2014, based on anticipated capital expenditures of approximately $130 million to $140 million, the company expects to generate between $150 million and $170 million of free operating cash flow for the full fiscal year.
Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.18 per share. The dividend is payable February 26, 2014 to shareowners of record as of the close of business on February 11, 2014.
Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available via the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
The company will discuss its fiscal 2014 second-quarter results in a live webcast at 10:00 a.m. Eastern Time today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through March 3, 2014.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2014 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; global or regional catastrophic events; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Celebrating its 75th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 14,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and "America's Safest Companies" (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company’s website at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2013	2012	2013	2012
Sales	$689,936	$633,144	$1,309,743	$1,262,603
Cost of goods sold	482,965	433,697	904,536	854,808
Gross profit	206,971	199,447	405,207	407,795
Operating expense	148,421	127,778	282,685	266,638
Restructuring charges	2,310	—	2,310	—
Amortization of intangibles	6,524	5,200	11,667	10,307
Operating income	49,716	66,469	108,545	130,850
Interest expense	8,037	6,970	15,118	12,926
Other expense (income), net	856	655	1,466	(246)
Income from continuing operations before income taxes	40,823	58,844	91,961	118,170
Provision for income taxes	16,656	15,535	29,236	27,815
Net income	24,167	43,309	62,725	90,355
Less: Net income attributable to noncontrolling interests	(42)	1,167	679	1,823
Net income attributable to Kennametal	$24,209	$42,142	$62,046	$88,532
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$0.31	$0.53	$0.79	$1.11
Diluted earnings per share	$0.30	$0.52	$0.78	$1.09
Dividends per share	$0.18	$0.16	$0.36	$0.32
Basic weighted average shares outstanding	78,729	79,713	78,587	79,980
Diluted weighted average shares outstanding	79,776	80,986	79,597	81,164

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2013	June 30, 2013
ASSETS
Cash and cash equivalents	$163,289	$377,316
Accounts receivable, net	467,759	445,322
Inventories	730,678	578,795
Other current assets	117,112	98,040
Total current assets	1,478,838	1,499,473
Property, plant and equipment, net	874,378	741,482
Goodwill and other intangible assets, net	1,333,225	944,520
Other assets	121,759	115,564
Total assets	$3,808,200	$3,301,039
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$110,096	$44,319
Accounts payable	188,614	190,623
Other current liabilities	240,599	232,651
Total current liabilities	539,309	467,593
Long-term debt and capital leases	1,035,633	703,626
Other liabilities	329,954	317,527
Total liabilities	1,904,896	1,488,746
KENNAMETAL SHAREOWNERS’ EQUITY	1,871,997	1,781,826
NONCONTROLLING INTERESTS	31,307	30,467
Total liabilities and equity	$3,808,200	$3,301,039

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2013	2012	2013	2012
Outside Sales:
Industrial	$370,647	$336,007	$708,876	$671,201
Infrastructure	319,289	297,137	600,867	591,402
Total outside sales	$689,936	$633,144	$1,309,743	$1,262,603
Sales By Geographic Region:
North America	$302,032	$279,943	$571,566	$563,167
Western Europe	215,688	184,433	403,289	360,587
Rest of World	172,216	168,768	334,888	338,849
Total sales by geographic region	$689,936	$633,144	$1,309,743	$1,262,603
Operating Income:
Industrial	$33,218	$40,677	$73,038	$80,004
Infrastructure	18,604	27,906	40,294	55,503
Corporate (1)	(2,106)	(2,114)	(4,787)	(4,657)
Total operating income	$49,716	$66,469	$108,545	$130,850
(1)  Represents unallocated corporate expenses.
NOTE: Previously disclosed segment results were restated for certain sales reclassifications based on products and technologies.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include where appropriate, a reconciliation of adjusted results including, sales, operating income and margin, net income, diluted EPS, Industrial sales, Industrial operating income and margin, Infrastructure sales, Infrastructure operating income and margin, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED DECEMBER 31, 2013 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income	Net Income (3)	Diluted EPS
2014 Reported Results	$689,936	49,716	$24,209	$0.30
2014 Reported Operating Margin		7.2%
TMB operating results:
TMB base operating results	(44,825)	(1,888)	90	—
TMB purchase accounting	—	9,772	7,077	0.09
Acquisition-related charges (2)	—	1,738	1,258	0.02
Restructuring and related charges	—	2,310	1,733	0.02
Tax repatriation expense	—	—	7,170	0.09
2014 Adjusted Results	$645,111	$61,648	$41,537	$0.52
2014 Adjusted Operating Margin		9.6%
(2)  TMB acquisition-related charges.
(3) Represents amounts attributable to Kennametal Shareowners.

THREE MONTHS ENDED DECEMBER 31, 2013 - (UNAUDITED)

(in thousands, except percents)	Industrial Sales	Infrastructure Sales	Industrial Operating Income	Infrastructure Operating Income
2014 Reported Results	$370,647	$319,289	$33,218	$18,604
2014 Reported Operating Margin			9.0%	5.8%
TMB operating results:
TMB base operating results	(15,723)	(29,102)	(9)	(1,879)
TMB purchase accounting	—	—	6,147	3,625
Acquisition-related charges (2)	—	—	609	1,129
Restructuring and related charges	—	—	1,085	1,225
2014 Adjusted Results	$354,924	$290,187	$41,050	$22,704
2014 Adjusted Operating Margin			11.6%	7.8%

SIX MONTHS ENDED DECEMBER 31, 2013 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income	Net Income (3)	Diluted EPS
2014 Reported Results	$1,309,743	$108,545	$62,046	$0.78
2014 Reported Operating Margin		8.3%
TMB operating results:
TMB base operating results	(44,825)	(1,888)	90	—
TMB purchase accounting	—	9,772	7,077	0.09
Acquisition-related charges (2)	—	2,836	2,065	0.03
Restructuring and related charges	—	2,310	1,700	0.02
Tax repatriation expense	—	—	7,170	0.09
2014 Adjusted Results	$1,264,918	$121,575	$80,148	$1.01
2014 Adjusted Operating Margin		9.6%

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended
	December 31,
(in thousands)	2013	2012
Net cash flow from operating activities	$84,617	$54,235
Purchases of property, plant and equipment	(48,804)	(34,372)
Proceeds from disposals of property, plant and equipment	444	704
Free operating cash flow	$36,257	$20,567

RETURN ON INVESTED CAPITAL (UNAUDITED)
December 31, 2013 (in thousands, except percents)

Invested Capital	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012	Average
Debt	$1,145,729	$706,331	$747,945	$751,030	$706,859	$811,579
Total equity	1,903,304	1,873,194	1,812,293	1,753,834	1,744,443	1,817,414
Total	$3,049,033	$2,579,525	$2,560,238	$2,504,864	$2,451,302	$2,628,993
		Three Months Ended
Interest Expense		12/31/2013	9/30/2013	6/30/2013	3/31/2013	Total
Interest expense		$8,037	$7,081	$7,042	$7,504	$29,664
Income tax benefit						7,594
Total interest expense, net of tax						$22,070
Net Income		12/31/2013	9/30/2013	6/30/2013	3/31/2013	Total
Net income attributable to Kennametal, as reported		$24,209	$37,837	$60,818	$53,916	$176,780
Acquisition-related charges		1,258	775	—	—	2,033
Restructuring and related charges		1,733	—	—	—	1,733
Tax repatriation expense		7,170	—	—	—	7,170
Noncontrolling interest		(42)	721	1,366	460	2,505
Net income, adjusted		$34,328	$39,333	$62,184	$54,376	$190,221
Total interest expense, net of tax						22,070
						$212,291
Average invested capital						$2,628,993
Adjusted Return on Invested Capital						8.1%
Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$176,780
Total interest expense, net of tax						22,070
						$198,850
Average invested capital						$2,628,993
Return on Invested Capital						7.6%